Exhibit 99.2

FOR IMMEDIATE RELEASE

GENETRONICS CLOSES EQUITY FINANCING

SAN DIEGO, CA., December 3, 2001- Genetronics Biomedical Corporation (AMEX and TSE: GEB) has completed a private placement of 5,212,494 Special Warrants at a price of US$0.45 per Special Warrant for gross proceeds of approximately US$2.3 Million. Each Special Warrant entitles the holder to acquire one common share of Genetronics and one-half of a non-transferable warrant of Genetronics, without payment of further consideration, on the exercise or deemed exercise of the Special Warrant. Each full Warrant entitles the holder to purchase one common share at a price of US$0.75 within 18 months of closing. If Genetronics fails to qualify the resale of the securities within 90 days of closing, then 20% of the gross proceeds from the transaction will be refunded to the purchasers.

     The securities offered have not been registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This news release shall not constitute an offer to sell or the solicitation or an offer to buy, nor shall there by any sale of the securities in any state in which an offer, solicitation, or sale would be unlawful.